UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Blackstone Mortgage Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	94-6181186
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

345 Park Avenue, 42nd Floor

New York, New York 10154

(Address of principal executive offices, including zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which the form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act: Not applicable

EXPLANATORY NOTE

This Amendment No. 1 to Form 8-A amends and supplements the information set forth in the Registration Statement on Form 8-A filed by Blackstone Mortgage Trust, Inc., a Maryland corporation formerly known as Capital Trust, Inc. (the “Company”), with the Securities and Exchange Commission on March 3, 2011 (including the exhibits thereto, the “Form 8-A”).

Item 1.	Description of Registrant’s Securities to be Registered.

Item 1 to the Form 8-A is amended and supplemented by adding the following:

Second Amendment to Rights Agreement

On May 28, 2013 the Company entered into a Second Amendment (the “Amendment”) to the Tax Preservation Rights Agreement, dated as of March 3, 2011 (as amended by the First Amendment to Rights Agreement, dated as of September 27, 2012, the “Rights Agreement”), by and between the Company and American Stock Transfer and Trust Company, LLC, a New York limited liability company, as Rights Agent.

As a result of the Amendment, the rights to purchase Series A Junior Participating Preferred Stock of the Company (the “Rights”) expired upon the close of business on May 28, 2013 and the Rights Agreement effectively terminated as of such time.

The foregoing summary of the Amendment does not purport to be complete and is subject to and qualified in its entirety by reference to the Amendment, a copy of which is attached hereto as Exhibit 4.3 and its incorporated herein by reference. The foregoing is also qualified in its entirety by reference to the descriptions and full text of the Rights Agreement and the First Amendment to Rights Agreement attached as Exhibits 4.1 and 4.2 which are incorporated herein by reference.

Item 2.	Exhibits.

The Exhibit Index appearing immediately after the signature page to this Form 8-A/A is incorporated by reference.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

BLACKSTONE MORTGAGE TRUST, INC.

Date: May 29, 2013

	By:	/s/ Geoffrey G. Jervis
	Name:	Geoffrey G. Jervis
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Articles Supplementary for Series A Junior Participating Preferred Stock (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 1-14788) filed on March 3, 2011 and incorporated herein by reference)

4.1	Tax Benefit Preservation Rights Agreement, dated as of March 3, 2011, between Capital Trust, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 1-14788) filed on March 3, 2011 and incorporated herein by reference)

4.2	First Amendment to Rights Agreement, dated as of September 27, 2012, between Capital Trust, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 1-14788) filed on October 3, 2011 and incorporated herein by reference)

4.3	Second Amendment to Rights Agreement, dated as of May 28, 2013, between Blackstone Mortgage Trust, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 1-14788) filed on May 29, 2013 and incorporated herein by reference)